EXHIBIT 11

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS




                                                        Years Ended December 31,
                                                          2001           2000
                                                          ----           ----

Weighted average shares of common stock
  outstanding during the year                           1,901,027      1,900,000

Shares of common stock issuable in connection
  with assumed exercise of options under the
  treasury stock method                                      --            6,607
                                                       ----------     ----------

Total                                                   1,901,027      1,906,607
                                                       ==========     ==========

Net income (loss)                                         (93,687)       549,960
                                                       ==========     ==========

Per share amount - basic                               $    (0.05)    $     0.29

Per share amount - diluted                             $    (0.05)    $     0.29